Exhibit 3.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

OXFORD AMHERST LLC

This Limited Liability Company Operating Agreement (the “Agreement”) of Oxford Amherst LLC (the “LLC”), is entered into by the sole member listed on Annex A hereto (the “Member”) effective as of the 3rd day of March, 2015.

The Member has formed a limited liability company under the Delaware Limited Liability Company Act (96 Del. C. §18-101, et seq.), as amended from time to time (the “Act”), pursuant to this agreement and the Certificate of Formation which has been filed with the Secretary of State of the State of Delaware in connection with the execution of this agreement, and hereby agrees as follows:

1.                                      Name.

a.                                      The name of the limited liability company is Oxford Amherst LLC (the “LLC”). The business of the LLC may be conducted under any other name deemed necessary or desirable by the Member in order to comply with local law.

b.                                      The Member has formed the LLC as a limited liability company pursuant to the provisions of the Act and of this Agreement and agrees that the rights and liabilities of the Member and any future Members shall be as provided in the Act for members and managers except as provided herein.

2.                                      Purpose.  The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.                                      Registered Office; Registered Agent.  The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.  The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

4.                                      Member.  The name and the mailing address of the Member is as set forth in Annex A hereto as it may be amended from time to time.  The Member is hereby admitted as a member of the LLC and such Member, as well as any person who later becomes a Member as a condition to becoming such Member, agrees to be bound by the terms of this Agreement.

5.                                      Authorized Person.  Lauren C. Thomas is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the LLC (and any amendments and/or restatements thereof).  This authorization shall terminate on the filing of the Certificate.

6.                                      Management.

a.                                      Management of the LLC shall be vested exclusively in a Manager designated by the Member, subject to the delegation of rights and powers provided for herein. Such Manager shall be authorized to act on behalf of and to bind the LLC, including the completion, execution and delivery of any and all agreements, deeds, instruments, receipts, certificates and other documents, and to take all such other action as they may consider necessary or advisable in connection with the management of the LLC.  The Member may remove or replace the Manager at any time for any reason.  William J. Chase is hereby designated as the Manager of the LLC.

b.                                      The Manager may, from time to time, appoint officers of the LLC (each, an “Officer”) and assign in writing titles (including, without limitation, Chief Executive Officer, President, Executive, Group or Senior Vice President, Vice President, Treasurer, Secretary, Controller, General Counsel, Assistant Treasurer and Assistant Secretary) to any such person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title will constitute the delegation to such person of the authorities and duties that are normally associated with that office.  In addition, the Manager may, from time to time, designate any other individuals as authorized persons (“Authorized Persons”) and delegate to such Authorized Persons such authorities (including the right to sub-delegate) and duties as the Manager may deem appropriate.  The Manager may, in writing at any time, revoke any assignment, designation, delegation and authorization granted by it pursuant to this Section 6(b).

c.                                       All contracts, agreements, endorsements, assignments, transfers, stock powers or other instruments shall be signed by a Manager of the LLC or such Officer or Authorized Person as may be designated by the Manager.  Persons dealing with the LLC are entitled to rely conclusively upon the power and authority of the Manager or such Officer or Authorized Person as may be designated by the Manager, as herein set forth.

7.                                      Offices.  The LLC shall have such offices as stated in the Certificate of Formation, or as the Manager may determine from time to time.

8.                                      Capital Contributions.  The Member has made or will make contributions to capital of the LLC in the proportions set forth in Annex A hereto.

9.                                      Additional Contributions.  The Member shall make such additional capital contributions to the LLC as the Member may deem necessary or advisable in connection with the business of the LLC.

10.                               Profits/Losses.  Profits and losses of the LLC shall be allocated to the Member.

11.                               Fiscal Year; Tax Matters.

a.                                      The fiscal year of the LLC for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the LLC’s formation and termination and as otherwise required by the law (tax or otherwise).

b.                                      Proper and complete records and books of account of the business of the LLC, including Annex A, shall be maintained at the LLC’s principal place of business.  The Member acknowledges and agrees that the LLC is intended to be classified and treated as a disregarded entity for United States income tax purposes. In the event there is more than one Member, such Members agree that the LLC is intended to be classified and treated as a partnership for United States income tax purposes.  The LLC’s books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the LLC’s United States federal income tax return (if required).  Each Member and its duly authorized representatives may, for any reason reasonably related to its interest as a Member of the LLC, examine the LLC’s books of account and make copies and extracts therefrom at its own expense.  The Member shall maintain or delegate the maintenance of the records of the LLC for three years following the termination of the LLC.

12.                               Liability of Member.  The Member shall not have any liability for the obligations or liabilities of the LLC except to the extent provided in the Act.

13.                               Dissolution.

a.                                      Subject to the occurrence of an event of dissolution pursuant to Section 13(b), the LLC shall have perpetual existence.

b.                                      The LLC shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (i) the written consent of the Member; (ii) the written consent of the Manager, or (iii) the entry of a decree of judicial dissolution under Delaware law.

14.                               Indemnification.  To the full extent permitted by law, the LLC shall (a) indemnify any person or such person’s heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a Member, Manager, attorney-in-fact, officer, employee or agent of the LLC or is or was serving at the request of the LLC or its Member as a manager, attorney-in-fact, officer, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, domestic or foreign, against expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding and (b) pay the expenses incurred by such person in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware.  An attorney-in-fact shall have no personal liability to the LLC or its Member for monetary damages for breach of fiduciary duty as an attorney-in-fact; provided, however, that the foregoing provision shall not eliminate the liability of an attorney-in-fact for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the attorney-in-fact derived an improper personal benefit.

15.                               Counterpart and Facsimile Signatures.  Actions taken by the Member and/or the Manager by written consent, pursuant to the Act, may be executed in one or more counterparts, all of which together shall constitute one and the same document and facsimile signatures shall have the same effect as original signatures.

16.                               Amendments.  Any amendments to this Agreement shall be in writing signed by the sole Member.

17.                               Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.  The Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

18.                               Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

19.                               No Benefit of Creditors.  The provisions of this Agreement are intended only for the regulation of relations between the Member and any former or prospective Members and the LLC. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

20.                               Severability.  If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.